October 1, 2007

FLORIDA DEPARTMENT OF STATE
Division of Corporations

GENESIS TECHNOLOGY GROUP, INC.
7900 GLADES ROAD
SUITE 420
BOCA RATON, FL 33432

Re: Document Number P01000088520

The Articles of Amendment to the Articles of Incorporation for GENESIS TECHNOLOGY GROUP, INC., a Florida corporation, were filed on October 1, 2007.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H07000243387.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Sylvia Gilbert
Document Specialist
Division of Corporations

Letter Number: 007A00057331

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on October 1, 2007, to Articles of Incorporation for GENESIS TECHNOLOGY GROUP, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H07000243387. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P01000088520.

Authentication Code: 007A00057331-100107-P01000088520-1/1

Given under my hand and the
Great Seal of the State of Florida,
at Tallahassee, the Capital, this the
First day of October, 2007

Kurt S. Browning
Secretary of State

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
GENESIS TECHNOLOGY GROUP, INC.

Pursuant to Sections 607.1002 and 607.0602 of the Florida Business Corporation Act of the State of Florida, the undersigned President of Genesis Technology Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Florida and bearing Document Number P01000088520, does hereby certify:

FIRST: Whereas, by virtue of the authority contained in the Articles of Incorporation of the Corporation, the Corporation has authority to issue 20,000,000 shares of preferred stock, $.001 par value per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Florida, of which on January 15, 2004 the Board of Directors designated 218,000 shares as Series A 6% Cumulative Convertible Preferred Stock.

SECOND: The Board of Directors has hereby established a Series B Voting Convertible Preferred Stock authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows.

THIRD: Article IV of the Corporation's Articles of Incorporation shall be amended to include the following designation:

SERIES B VOTING CONVERTIBLE PREFERRED STOCK

The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series B Voting Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be 8,000,000.

2. Liquidation Rights. The Series B Preferred Stock shall rank, with respect to rights on liquidation, dissolution and winding-up of the affairs of the Corporation senior to the Common Stock and junior to the Series A Preferred Stock, which expressly provides that it ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference (except any other class of Series B Preferred Stock). The holders of Series B Preferred Stock shall be entitled to the rights on liquidation, dissolution and winding-up of the affairs of the Corporation as they would enjoy if they had converted their Series B Preferred Stock into common stock prior to the record date for such distribution event.

3. Conversion into Common Stock. Shares of Series B Preferred Stock shall have the following conversion rights and obligations:

(a) Automatic Conversion. Each share of Series B Preferred Stock shall not be convertible unless and until the Corporation amends its Articles of Incorporation to increase the authorized number of shares of Common Stock available for issuance in an amount sufficient to permit the conversion of all the shares of Series B Preferred Stock, and all other convertible securities and instruments of the

Corporation. The Corporation will use its best efforts to cause such amendment to the Articles of Incorporation to be filed within 9 months from the date of these Articles of Amendment to the Articles of Incorporation of the Corporation. Conditioned upon the foregoing, at such time as the Corporation effectuates the action described above in this Section 3(a), each share of Series B Preferred Stock shall automatically convert into fifty (50) fully paid and nonassessable shares of Common Stock of the Corporation (as adjusted for any stock dividends, combinations or splits with respect to such shares of Common Stock).

(b) Mechanics of Conversion. At such time as the conditions described in Section 3(a) shall have occurred, holders of the Series B Preferred Stock shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock of the Corporation to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the conditions set forth in Section 3(a) herein have been satisfied, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) No Impairment. This Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights, as set forth herein, of the holders of the Series B Preferred Stock against impairment.

(d) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Notices of Record Date. In the event the Corporation takes record of the holders of any class of securities for the purpose of determining which holders are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, property or other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(f) Reservation of Stock Issuable Upon Conversion. Solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, the Corporation shall at all times, subject to the conditions described in Section 3(a), reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as, in the opinion of counsel to the Corporation, may be necessary and authorized to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(g) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

(h) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series B Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series B Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(i) Adjustments to Conversion Ratio. In the event the Corporation shall (i) make or issue a dividend or other distribution payable in Common Stock (other than with respect to the Series B Preferred Stock); (ii) subdivide outstanding shares of Common Stock into a larger number of shares; or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the conversion ratio shall automatically be adjusted appropriately in proportion to and in accordance with the event described in (i), (ii) or (iii) in this paragraph.

4. Voting Rights. The holders of shares of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholder meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock or Preferred Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Restrictions and Limitations.

(a) Amendments to Charter. The Corporation shall not amend its articles of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock if such amendment would:

(i) reduce the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation;

(ii) cancel or modify the conversion rights of the holders of Series B Preferred Stock provided for in Section 3 herein; or

(iii) cancel or modify any rights of the holders of the Series B Preferred Stock provided for herein.

6. Status of Converted or Redeemed . In case any shares of Series B Preferred Stock shall be converted, redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series B Preferred Stock.

FOURTH: The foregoing amendment was adopted pursuant to written consent of the Board of Directors of the Corporation dated September 30, 2007, in accordance with Section 607.0821 of the Florida Business Corporation Act and Article IV of the Corporations Articles of Incorporation. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has executed these Articles of Amendment as of September 30, 2007.

GENESIS TECHNOLOGY GROUP, INC.

By: ______________________
Kenneth Clinton, President